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                                                                    EXHIBIT 99.1

CONTACTS:
Wendy Chamblee, Vice President of Corporate Communications
Cotton States Insurance Companies
770-391-8903

Melinda Zehr, Public Relations Manager
COUNTRY Insurance & Financial Services
309-821-2009

                           COTTON STATES INSURANCE AND
                     COUNTRY INSURANCE & FINANCIAL SERVICES
                         ANNOUNCE DEFINITIVE AGREEMENTS

         (December 30, 2003) Atlanta-based Cotton States Insurance Group (Nasdaq: CSLI) and COUNTRY Insurance & Financial Services of Bloomington, Ill. have entered into definitive agreements implementing their prior agreements regarding the acquisition of Cotton States Life Insurance Company by merger and the affiliation of Cotton States Mutual Insurance Company with the property/casualty insurance pool of COUNTRY.

         The first transaction involves the merger of Cotton States Life Insurance Company with a subsidiary of COUNTRY Life Insurance Company. Under the Agreement and Plan of Merger, Cotton States Life Insurance stockholders will receive $20.25 cash for each share of outstanding common stock of Cotton States Life Insurance Company. As a result, Cotton States Life Insurance Company will become a privately-held company.

         The second transaction establishes a property/casualty alliance between Cotton States Mutual Insurance Company and the COUNTRY property/casualty insurance pool. The Alliance Agreement calls for the business of Cotton States Mutual Insurance Company to be combined with the business of the COUNTRY property/casualty pool. The entire pool shares proportionally in the earning and loss results.

         The property/casualty alliance is intended to allow both organizations to diversify risk and spread costs over a larger geographical area. Cotton States Mutual also benefits from aligning with the financially-strong COUNTRY organization. While COUNTRY assumes control of Cotton States Mutual board of directors, it is expected that Cotton States Mutual will continue its existing operation with offices and employees remaining in Atlanta.

         Customers of the Cotton States Insurance Group will continue to work with their Cotton States agent. Policies should be unaffected by the transactions and policyholders can expect the same level of customer service as they have received in the past.

         "These agreements bring together two complementary organizations. We each have dedicated employees and strong agency forces committed to serving clients, similar products and services, and long histories built on the core values of trust and honesty," said COUNTRY Chief Executive Officer John Blackburn. "Our alliance positions both organizations for a strong future of helping customers protect and grow their assets."

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         According to Cotton States Chairman, President and CEO J. Ridley
Howard, "We are very pleased to have reached these agreements. Like Cotton States, COUNTRY is a respected name in the industry and has a long history of providing excellent products and service to its customers. Our alliance with them is an exciting opportunity for Cotton States and will enable us to continue our tradition of protecting families in the Southeast, as we have done since 1941."

         The definitive agreements, which have been approved by the boards of directors of Cotton States and COUNTRY, are subject to regulatory approval, the approval of Cotton States Life Insurance shareholders, and other customary approvals and conditions. Further conditions to consummation of the transactions are COUNTRY retaining its existing A.M. Best rating of A+ (Superior) following closing and Cotton States Mutual obtaining an A.M. Best rating of A+ (Superior) as a result of the transactions. The completion of the Agreement and Plan of Merger and the Alliance Agreement are mutually dependent on the closing of the other. It is anticipated that the transactions will close in the first half of 2004, with the exact timing dependent on the completion of regulatory approval.

ABOUT COUNTRY

         COUNTRY Insurance & Financial Services and its alliances serve about 1 million households and businesses throughout the United States. Founded in 1925, the group now has nearly 2,000 exclusive agents in 15 Midwestern and Western states who offer a full range of property/casualty, life and annuity products, as well as financial and estate planning services. Through alliances, affiliations and relationships with independent agents, their geographic reach spans across the United States. The COUNTRY property/casualty pool includes COUNTRY Mutual Insurance Company, Bloomington, Ill.; Middlesex Mutual Assurance Company, Middletown, Conn.; Holyoke Mutual Insurance Company, Salem, Mass; and MSI Insurance Companies, Arden Hills, Minn. The COUNTRY insurance companies have $1.3 billion of property/casualty premium, $600 million in life premium and are consistently rated A+ by A.M. Best. For additional information, visit www.countryfinancial.com.

ABOUT COTTON STATES

         Cotton States Insurance is a group of companies that has been providing quality insurance products to customers in the Southeast since 1941, with products for auto, home and life. The Group's product portfolio is complemented with specialty products that are marketed through its two brokerage operations. The Cotton States Insurance Group includes Cotton States Mutual Insurance Company, Shield Insurance Company and Cotton States Life Insurance Company, including its two subsidiaries Cotton States Marketing Resources, Inc. and CSI Brokerage Services, Inc. Cotton States Life Insurance Company is traded on The NASDAQ National Market under the symbol CSLI. For additional information, visit www.cottonstatesinsurance.com.

Forward-Looking Statements

         This press release contains forward-looking statements that involve risks and uncertainties, including, without limitation, the ability of the parties to satisfy the conditions to closing set forth in the Agreement and Plan of Merger and the Alliance Agreement and the timing thereof, the anticipated financial results and benefits of the transactions to Cotton States and COUNTRY, and the location of the offices and employees of Cotton States. The forward-looking statements set forth herein involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the ability to obtain necessary regulatory and shareholder

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approvals, general economic conditions and changes in the economic and financial condition of Cotton States prior to closing, and legislation or regulatory environments that adversely affect the businesses. Cotton States and COUNTRY expressly disclaim any obligation to update these forward-looking statements.